UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amending Report on Form 8-K filed June 16, 2005)

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2005

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05.         Costs Associated with Exit or Disposal Activities.

On June 10, 2005 Versant Corporation (“Versant”) committed to adoption of a multi-element restructuring plan designed to refocus Versant on its core object database business, obtain significant cost savings and improve Versant’s operating results. The restructuring plan was announced in Versant’s press release of June 14, 2005 and in Item 2.05 of Versant’s report on Form 8-K filed June 16, 2005 (the “Original 8-K”). In the Original 8-K, Versant stated that at that time it was unable in good faith to determine estimates of (i) for each major type of cost associated with the restructuring plan, the total amount or range of amounts of such costs expected to be incurred by Versant in connection with the restructuring plan, (ii) the total amount or range of amounts expected to be incurred in connection with the restructuring plan or (iii) the amount or range of amounts of the charge that will result in future cash expenditures (collectively, the “costs and expenditures”).

Pursuant to this restructuring plan, on July 29, 2005, Versant, through its subsidiary Versant GmbH, entered into agreements to effect a spin-off of tangible assets, technology rights and contracts related to Versant’s Versant Open Access .NET business to Vanatec GmbH, a privately held company based in Germany (“Vanatec”), as reported in Versant’s report on Form 8-K filed August 4, 2005. Following an assessment of the Vanatec transaction on August 26, 2005, Versant filed a report on Form 8-K/A (the “First Amendment”) amending the Original 8-K. In the First Amendment Versant provided more detailed information regarding costs and expenditures associated with the Vanatec transaction. Versant also reported in the First Amendment that the remaining elements of its restructuring plan were not then reduced to sufficient specificity to enable Versant to determine when such elements would be completed and that, except as disclosed in the First Amendment regarding the Vanatec matter, Versant was unable to determine accurate estimates of the various costs and expenditures associated with its restructuring plan.

In furtherance of the restructuring plan, on February 1, 2006 Versant sold the assets of its WebSphere consulting practice to Sima Solutions, a privately held company, as described in Versant’s report on Form 8-K filed on February 7, 2006.

Following further assessment of the progress of its restructuring plan following the sale of its WebSphere consulting practice assets, Versant is providing below the following information regarding estimated costs and expenditures of Versant’s restructuring plan to date:

1)  Estimated Charges for Major Types of Costs Associated with Restructuring Plan. The following table provides information regarding actual restructuring costs incurred through the quarter ended January 31, 2006 (in thousands):

2

	Fiscal year ended October 31, 2005	Three months ended January 31, 2006	Total
Severance	$280	$119	$399

Vanatec spin-off	480		480

Other		15	15
Total	$760	$134	$894

Versant estimates that it will incur approximately $46,000 in restructuring charges for severance payments during the three months ended April 30, 2006. It will also incur approximately an additional $24,000 for transfer of property and equipment and cancellation of lease agreements. These expenditures are related to the sale of assets of Versant’s WebSphere consulting practice and will be recorded as an offset to Versant’s gain on disposal of discontinued operations in Versant’s statements of operations for the three and six months ended April 30, 2006.

All of the actual and estimated restructuring-related charges described in this report on Form 8-K/A involved (or will involve) actual cash expenditures, excluding approximately $30,000 for transfer of property and equipment related to the Vanatec and WebSphere transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: April 6, 2006	By: /s/ Jochen Witte
Jochen Witte, Chief Executive Officer